UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2013

Bristow Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31617	72-0679819
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

2103 City West Blvd., 4th Floor Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 267-7600

Former Name or Former Address, if Changed Since Last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

At approximately 12:01 a.m. (GMT) on March 26, 2013, Bristow Helicopters Limited (“Bristow Helicopters”), an indirect consolidated affiliate of Bristow Group Inc. (the “Company”), entered into an agreement (the “Agreement”) with the United Kingdom Department for Transport (the “Department”) for the provision of search and rescue helicopter services in the United Kingdom. The Agreement provides for a phased-in starting period of operations anticipated to begin between April 2015 and July 2017 that are expected to generate approximately $2.5 billion in revenue over the term of the Agreement. The Agreement also provides for a framework within which Bristow Helicopters will conduct search and rescue helicopter operations from ten bases located around the United Kingdom utilizing 11 Sikorsky S-92 helicopters and 11 AgustaWestland AW189 helicopters for an initial term of approximately ten years. The Department has the option to extend the term of the Agreement for up to an additional two years. The Department may cancel the Agreement or reduce the number of bases operated by Bristow Helicopters for any reason upon six months notice and payment of a specified cancellation fee to Bristow Helicopters based on the number of bases reduced as a result of the exercise and the timing of the exercise. The Department may also terminate the contract upon an unapproved transaction in which a third party gains a direct or indirect interest of more than 25% of the equity in either Bristow Helicopters or certain key subcontractors or upon certain other events specified in the Agreement.

The Agreement provides for customary conditions, representations, warranties and agreements. The Agreement grants the Department the option to transfer to the Department at the termination or expiration of the Agreement, either the lease of some or all of the helicopters on terms no more onerous than those to which Bristow Helicopters had been subject, or to transfer the ownership of some or all of the helicopters with full title guarantee and free from any encumbrances. The Department may alternatively require that Bristow Helicopters transfer the lease or ownership of the helicopters to any replacement service provider. In either case, the Department must pay a specified option exercise fee to Bristow Helicopters based on the value of the helicopters subject to the exercise and the timing of the exercise.

Pursuant to the Agreement, the Company has entered into a parent company guaranty in favor of the Department to guaranty the obligations of Bristow Helicopters under the Agreement. The Company intends to finance the anticipated approximately $1.0 billion cost of procurement by Bristow Helicopters of additional helicopters, infrastructure investments and various pre-operating expenses using cash on hand, proceeds from sale and leaseback transactions involving the Company’s helicopters and availability under the Company’s revolving credit facility, which the Company intends to amend to increase the borrowing availability thereunder.

Item 7.01. Regulation FD Disclosure.

A copy of the press release, dated March 26, 2013, announcing Bristow Helicopters’ entry into the Agreement is attached hereto as Exhibit 99.1.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section and shall not be deemed incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, except as may be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Item
99.1	Press Release, dated March 26, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOW GROUP INC. (Registrant)

By:	/s/ E. Chipman Earle
E. Chipman Earle Senior Vice President, General Counsel and Corporate Secretary

Dated: March 26, 2013

EXHIBIT INDEX

Exhibit No.	Item
99.1	Press Release, dated March 26, 2013.

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